Exhibit 99.1

News Release
IPSCO REPORTS RECORD QUARTERLY EARNINGS

Strong Shipments of Plate, Energy Tubular and Large Diameter Pipe Products

*Results Are Reported in U.S. Dollars on a U.S. GAAP Basis*

[Lisle, Illinois] [October 24, 2006] — IPSCO Inc. (NYSE/TSX:IPS) announced today record net income for the third quarter of 2006 of $197.1 million ($4.15 per diluted share) compared to $134.0 million ($2.78 per diluted share) for the third quarter of 2005 and $156.4 million ($3.25 per diluted share) in the second quarter of 2006. For the first nine months of 2006 net income was $504.2 million ($10.51 per diluted share) as compared to $415.6 million ($8.44 per diluted share) for the comparable period of the prior year.

“Record sales volume and higher margins driven by record average product pricing pushed earnings above the high end of our guidance for the quarter. In addition, earnings per share were favorably impacted by $0.37 as a result of a lower effective tax rate estimate for the year,” said David Sutherland, President and Chief Executive Officer.

Sales for the quarter were a record $996.9 million, an increase of 37.3% or $270.8 million over the same quarter last year and up 11.6% or $103.3 million from the second quarter. Total shipments for the quarter of 1,042,000 tons were a new record, an increase of 194,000 tons compared to last year and 41,000 tons higher than the prior quarter. IPSCO’s third quarter average product price of $957 per ton, also a new record, was up $101 per ton from a year ago and $64 per ton higher than the second quarter this year.

Steel mill product shipments of 691,000 tons increased 30.9% over last year and were down 1.6% from the record achieved in the prior quarter. Record tubular shipments of 351,000 tons, driven by greater large diameter sales volumes and stronger U.S. energy tubular shipments, increased 9.5% over the prior year. Tubular shipments increased 17.3% from the prior quarter due primarily to increases in large diameter pipe and Canadian energy tubular shipments partially offset by lower U.S. tubular shipments.

Gross income for the quarter was $314.6 million or 31.6% of sales compared to $224.9 million or 31.0% in the third quarter of 2005. Compared to the prior quarter, margins increased from 29.3% due to higher average steel mill product prices and a higher percentage of tubular product sales.

Operating income for the quarter was $288.9 million or 29.0% compared to $201.8 million or 27.8% in the prior year and $242.9 million or 27.2% in the prior quarter. Operating income per ton was $277 compared to $238 per ton in the third quarter of 2005 and $243 per ton in the prior quarter.

Selling, general and administration expenses were $25.7 million for the quarter; $2.6 million higher than the same period last year and $7.0 million higher than the prior quarter.

Share-based payment expense was $2.7 million in the third quarter compared to income of $1.4 million in the second quarter of 2006.

Foreign exchange loss for the quarter was $2.5 million ($0.04 per diluted share) compared to gains of $18.1 million ($0.24 per diluted share) in the prior year and $5.1 million ($0.07 per diluted share) in the prior quarter due to fluctuations in the Canadian/U.S. exchange rate.

In the third quarter, the estimate of the 2006 annual effective tax rate was reduced to 36.0% resulting in an effective tax rate for the quarter of 32.0%. This compares to a 38.1% rate in the prior year and a 37.6% rate in the prior period. The reduction in the estimate of the tax rate is primarily due to the planned reinvestment of U.S. earnings through the announced pending acquisition of NS Group and the resulting decrease of potential U.S. withholding tax liability on remitting funds to Canada. We expect the acquisition will have a sustainable positive effect on the annual tax rate for the near term. The current quarter effective tax rate increased net earnings by $0.37 per diluted share as compared to the third quarter of 2005 and increased net earnings by $0.34 per diluted share compared to the prior quarter.

Outlook

We expect end-user demand for plate and energy tubular goods will continue to be strong. While energy prices have fallen recently we expect them to remain at levels sufficient to maintain high drilling activity and resultant demand for OCTG products. However, demand from service centers and distributor customers is declining in the fourth quarter as these customers reduce inventories. As previously announced, we will be adjusting our production accordingly, utilizing this opportunity to accelerate maintenance of our equipment that has been running at capacity during this record year and to better align our own inventories.

We expect total shipment levels to remain comparable to the prior quarter. However, unabsorbed overhead and higher maintenance expenses resulting from these production curtailments and a less favorable product mix related to lower large diameter sales will cause some margin compression. While demand for large diameter spiral pipe continues to be exceptionally strong, actual fourth quarter sales are expected to be lower than in the third quarter. Excluding any impact of the NS Group acquisition, foreign exchange gains or losses, and share price volatility, and assuming an effective tax rate of 36%, we forecast the fourth quarter earnings to be in the range of $3.30 to $3.50 per diluted share.

The NS Group transaction continues to be on schedule for closing prior to year end. The expiration of the Hart-Scott-Rodino waiting period satisfies one of the conditions to our acquisition of NS Group. Consummation of the merger, which is expected to occur in the fourth quarter 2006, remains subject to other customary closing conditions, including approval of the merger by NS Group’s shareholders.

IPSCO has scheduled the live webcast of its 2006 third quarter conference call at 10:00 AM EDT on Tuesday, October 24, 2006. During the call IPSCO President and CEO, David Sutherland, Senior Vice President and CFO, Vicki Avril and Executive Vice President - Steel and Chief Commercial Officer, John Tulloch will discuss IPSCO Inc.’s third quarter results.

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Persons wishing to listen to the webcast may access it in the Investor Information, Presentations section on the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. IPSCO is a low cost North American steel producer, and has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including oil and gas well casing and tubing, line pipe, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling or coil processing facilities. For more information about IPSCO, log on to www.ipsco.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believes”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO Inc. believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties”. The Company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630.810.4772
tfilstrup@ipsco.com
Release #06-24

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IPSCO Inc.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(thousands of United States Dollars except for per share and ton data)

		For the Three Months Ended		For the Nine Months Ended
		Sept 30	Sept 30	Sept 30	Sept 30
		2006	2005	2006	2005
	Plate and Coil Tons Produced (thousands)	946.8	759.3	2,794.9	2,434.5
	Finished Tons Shipped (thousands)	1,041.7	847.8	3,048.1	2,507.1

	Sales	$996,867	$726,079	$2,793,321	$2,180,491
	Cost of sales	682,290	501,204	1,937,726	1,457,676
	Gross income	314,577	224,875	855,595	722,815
	Selling, general and administration	25,696	23,075	76,776	57,553
	Operating income	288,881	201,800	778,819	665,262
	Other expenses (income):
	Interest on long-term debt	6,120	8,784	17,661	29,187
	Net interest income	(9,482)	(4,456)	(24,705)	(10,479)
	Loss on early extinguishment of debt	—	690	—	10,939
	Foreign exchange loss (gain)	2,497	(18,080)	(1,262)	(19,233)
	Other	(135)	(1,767)	(353)	(1,782)
	Income Before Income Taxes	289,881	216,629	787,478	656,630
	Income Tax Expense	92,792	82,602	283,320	240,982
	Net Income	$197,089	$134,027	$504,158	$415,648
Earnings per Common Share	- Basic	$4.19	$2.81	$10.61	$8.52
	- Diluted	$4.15	$2.78	$10.51	$8.44
	Denominator for Earnings per Common Share - Basic (thousands)	47,016	47,764	47,497	48,786
	Denominator for Earnings per Common Share - Diluted (thousands)	47,478	48,162	47,949	49,256
	Dividends Declared per Common Share (Canadian dollars)	$0.20	$0.14	$0.58	$0.40

IPSCO Inc.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (unaudited)
(thousands of United States Dollars)

	For the Three Months Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2006	2005	2006	2005
Retained Earnings at Beginning of Period	$1,557,694	$1,058,958	$1,341,659	$884,859
Net Income	197,089	134,027	504,158	415,648
Common Share Repurchase	(2,029)	(9,018)	(77,125)	(106,086)
Dividends on Common Shares	(8,457)	(5,706)	(24,395)	(16,160)
Retained Earnings at End of Period	$1,744,297	$1,178,261	$1,744,297	$1,178,261

IPSCO Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of United States Dollars)

	For the Three Months Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2006	2005	2006	2005
Operating Activities
Net income	$197,089	$134,027	$504,158	$415,648
Adjustments to reconcile net income to net cash flows from operating activities
Stock-based compensation	3,373	2,300	5,021	3,281
Depreciation of capital assets	18,936	19,901	52,231	59,991
Amortization of deferred charges	507	409	1,506	1,284
Deferred income taxes	1,259	17,935	(4,874)	62,357
Loss on early extinguishment of debt	—	690	—	10,939
Unrealized foreign exchange gain	—	(18,714)	—	(20,653)
Changes in operating assets and liabilities
Accounts receivable, less allowances	3,704	(27,533)	2,575	57,915
Inventories	(103,337)	29,674	(235,651)	(24,831)
Other	315	(1,614)	3,049	2,528
Accounts payable and accrued charges	50,333	29,142	19,398	(39,132)
Change in deferred pension liability	(283)	(660)	(726)	(315)
Income taxes payable	(7,296)	33,521	(44,746)	21,155
Net cash provided by operations	164,600	219,078	301,941	550,167
Investing Activities
Expenditures for capital assets	(19,443)	(19,545)	(61,853)	(41,716)
Proceeds from mortgage receivable, net	7,425	1,955	8,396	3,782
Acquisition costs	(4,371)	293	(4,371)	194
Net cash used for investing activities	(16,389)	(17,297)	(57,828)	(37,740)
Financing Activities
Common share dividends	(8,457)	(5,706)	(24,395)	(16,160)
Common shares issued pursuant to share option plan	2,330	4,387	7,813	20,810
Common share repurchase	—	(11,564)	(85,500)	(132,721)
Repayment of long-term debt	877	(2,458)	(4,114)	(130,295)
Net cash used for financing activities	(5,250)	(15,341)	(106,196)	(258,366)
Effect of exchange rate changes on cash and cash equivalents	(1,407)	2,742	22,565	4,248
Increase in Cash and Cash Equivalents	141,554	189,182	160,482	258,309
Cash and Cash Equivalents at Beginning of Period	601,992	423,901	583,064	354,774
Cash and Cash Equivalents at End of Period	$743,546	$613,083	$743,546	$613,083

IPSCO Inc.
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of United States Dollars)

	Sept 30	Dec 31
	2006	2005
Current Assets
Cash and cash equivalents	$743,546	$583,064
Accounts receivable, less allowances	376,334	388,943
Inventories	764,053	506,237
Deferred income taxes	37,999	30,227
Other	5,406	8,615
	1,927,338	1,517,086
Non-Current Assets
Capital assets	1,063,291	1,056,186
Other	56,710	65,747
	1,120,001	1,121,933
Total Assets	$3,047,339	$2,639,019

Current Liabilities
Accounts payable and accrued charges	$335,975	$303,589
Income and other taxes payable	—	41,073
Current portion of long-term debt	20,879	4,114
	356,854	348,776
Long-Term Liabilities
Long-term debt	292,175	313,053
Other	44,538	44,584
Deferred income taxes	189,939	191,973
	526,652	549,610
Shareholders’ Equity
Common shares	414,499	419,272
Contributed surplus	22,202	15,548
Retained earnings	1,744,297	1,341,659
Accumulated other comprehensive loss	(17,165)	(35,846)
	2,163,833	1,740,633
Total Liabilities and Shareholders’ Equity	$3,047,339	$2,639,019

IPSCO Inc.
SUPPLEMENTAL INFORMATION (unaudited)

	2006	2005
	Third Quarter	Third Quarter

Liquid Steel Production (in thousands)
Regina	276.6	249.5
Montpelier	346.9	263.4
Mobile	387.3	306.2
Total Tons - Production	1,010.8	819.1

Product Production (in thousands)
Coil & Discrete Plate	946.8	759.3
Cut Plate	158.9	135.6
Total Steel Mill	1,105.7	894.9

Large Diameter	79.5	61.0
Small Diameter	253.1	229.0
Total Tubulars	332.6	290.0
Total Production	1,438.3	1,184.9

Shipments (in thousands)
Coil & Discrete Plate	536.6	393.1
Cut Plate	154.4	134.6
Total Steel Mill	691.0	527.7

Energy Tubulars	216.6	216.3
Large Diameter	81.5	45.4
Non-energy	52.6	58.4
Total Tubulars	350.7	320.1
Total Tons Shipped	1,041.7	847.8

Geographic Sales Mix (millions of US Dollars)
Canada	$289.7	$266.7
United States	$707.2	$459.4
Total	$996.9	$726.1

Sales By Product (millions of US Dollars)
Steel Mill Products	$566.5	$379.5
Tubular Products	$430.4	$346.6
Total	$996.9	$726.1

Average Selling Price per Ton (in US Dollars)
Steel Mill Products	$819.8	$719.2
Tubular Products	$1,227.3	$1,082.8
Total	$957.0	$856.5

Operating Profit per Ton (in US Dollars)	$277.0	$238.0

Purchased Steel-Tons (in thousands)	155	57